AMRESCO (LOGO)

February 14, 2000

Deloitte & Touche LLP
Chase Tower
2200 Ross Avenue
Suite 1600
Dallas, Texas 75201

Dear Sirs:

As of and for the year ended December 31, 1999, AMRESCO Services, L. P. (the "Company") (a wholly owned subsidiary of AMRESCO, INC.) has complied in all material respects with the minimum servicing standards of the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") set forth in the Appendix.

For the period January 1, 1999 through December 30, 1999, the Company had in effect a fidelity bond in the amount of $43,000,000, errors and omissions liability coverage in the amount of $10,000,000, and mortgage impairment protection in the amount of $43,000,000. Beginning December 31, 1999, the Company increased its coverage, resulting in a fidelity bond in the amount of $52,000,000, and mortgage impairment protection in the amount of $52,000,000. Errors and omissions liability coverage remained at $10,000,000.

Donnie M. Skidmore
President
February 14, 2000
Date

Daniel B. Kirby
Senior Vice President
February 14, 2000
Date


AMRESCO Services, L.P.
245 Peachtree Center Avenue N.E. * Suite 1800 * Atlanta, Georgia 30303-1231 404-654-2000
http://www.amresco.com


                                                                Appendix, Page 1

AMRESCO Services, L. P.
Servicing Standards of The Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers

CUSTODIAL BANK ACCOUNTS

        1. Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

                * be mathematically accurate;

                * be prepared within 45 calendar days after the cutoff date;

                * be reviewed and approved by someone other than the person who prepared the reconciliation; and

                * document explanations for reconciling items. These reconciling items shall be resolved within 90 calendar days of their original identification.

        2. Funds of the servicing entity shall be advanced in cases where there is an overdraft in an investor's or a mortgagor's account.

        3. Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

        4. Escrow funds held in trust for a mortgagor shall be returned to the mortgagor within 30 calendar days of payoff of the mortgage loan.

II.     MORTGAGE PAYMENTS

        1. Scheduled mortgage payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two business days of receipt.

        2.     Scheduled   mortgage   payments  made  in  accordance   with  the
               mortgagor's loan documents shall be posted to the applicable mortgagor records within two business days of receipt.

        3. Scheduled mortgage payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the mortgagor's loan documents.

        4.     Mortgage   payments   identified   as  loan   payoffs   or  other
               nonscheduled payments shall be allocated in accordance with the mortgagor's loan documents.

                                                                Appendix, Page 2

AMRESCO Serivces, L.P.

III. DISBURSEMENTS

        1. Disbursements made via wire transfer on behalf of a mortgagor or investor shall be made only by authorized personnel.

        2. Disbursements made on behalf of a mortgagor or investor shall be posted within two business days to the mortgagor's or investor's records maintained by the servicing entity.

        3. Tax and insurance payments shall be made on or before the penalty or insurance policy expiration dates, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least 30 calendar days prior to these dates.

        4. Any late payment penalties paid in conjunction with the payment of any tax bill or insurance premium notice shall be paid from the servicing entity's funds and not charged to the mortgagor, unless the late payment was due to the mortgagor's error or omission.

        5. Amounts remitted to investors per the servicer's investor reports shall agree with canceled checks, or other form of payment, or custodial bank statements.

        6. Unused checks shall be safeguarded so as to prevent unauthorized access.


IV.  INVESTOR ACCOUNTING AND REPORTING

        1. The servicing entity's investor reports shall agree with, or reconcile to, investors' records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity,

V. MORTGAGOR LOAN ACCOUNTING

       1. The servicing entity's mortgage loan records shall agree with, or reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis.

       2. Adjustments on ARM loans shall be computed based on the related mortgage note and any ARM rider.

       3. Escrow accounts shall be analyzed, in accordance with the mortgagor's loan documents, on an annual basis or as required by the servicing agreement.

       4. Interest on escrow accounts shall be paid, or credited, to mortgagors in accordance with the servicing agreements.

                                                                Appendix, Page 3
AMRESCO Services, L.P.

VI.  DELINQUENCIES

       1. Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and mortgage payment rescheduling plans.

VII.  INSURANCE POLICIES

       1. A fidelity bond and errors and omissions policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management's assertion.